Exhibit 16.1

KPMG LLP

Suite 900

10 South Broadway

St. Lonis, Mo 63102-1761

November 24, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for ESCO Technologies, Inc. and subsidiaries (the Company), and, under the date of November 30, 2020, we reported on the consolidated balance sheets of the Company as of September 30, 2020 and 2019, the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of September 30, 2020. On November 18, 2021, we were notified that the Company’s Audit and Finance Committee approved the appointment of Grant Thornton LLP (Grant Thornton) as its principal accountants for the fiscal year ending September 30, 2022 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the period ended September 30, 2021, and the effectiveness of internal control over financial reporting as of September 30, 2021, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 24, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with (1) the Company’s statements that the decision to dismiss KPMG LLP as the Company’s independent registered public accounting firm was at the direction of and approved by the Audit and Finance Committee, or (2) the Company’s statements in Item 401(b).

Very truly yours,

/s/ KPMG LLP